Exhibit 23.0

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

FTI Consulting, Inc.

We consent to the incorporation by reference in the registration statements No. 333-30173, 333-30357, 333-32160, 333-64050, 333-92384, 333-105741, 333-115786, 333-115787, 333-125104, 333-134793 and 333-134790 on Forms S-8 and registration statement No. 333-129715 on Form S-3 of FTI Consulting, Inc. of our reports dated February 26, 2010, with respect to the consolidated balance sheets of FTI Consulting, Inc. as of December 31, 2009 and 2008, and the related consolidated statements of income, stockholders’ equity and comprehensive income and cash flows, for each of the years in the three-year period ended December 31, 2009 and related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 Annual Report on Form 10-K of FTI Consulting, Inc.

As discussed in Note 2, the Company adopted the provisions of Accounting Standards Codification 470-20, Debt with Conversion and Other Options (“ASC 470-20”) (formerly FSP APB 14-1) for convertible debt instruments that have cash settlement features on January 1, 2009. The provisions of ASC 470-20 are retrospective upon adoption, and prior period amounts have been adjusted to apply the new method of accounting.

/s/ KPMG LLP

Baltimore, Maryland

February 26, 2010